UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

June 8, 2018
Date of Report (Date of earliest event reported)

CASTLIGHT HEALTH, INC.
(Exact name of registrant as specified in its charter)
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Delaware (State or other jurisdiction of incorporation or organization)	001-36330 (Commission File Number)	26-1989091 (I.R.S. Employer Identification Number)

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150 Spear Street, Suite 400
San Francisco, CA 94105
(Address of principal executive offices)

(415) 829-1400
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
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[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company [x]
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [x]

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Directors.
Ms. Verhave. On June 8, 2018, the Board of Directors (“Board”) of Castlight Health, Inc. (“Company”) approved the appointment of Judith K. Verhave to the Board effective immediately. Ms. Verhave will serve as a Class II director whose current term will expire at the Company’s 2019Annual Meeting of Stockholders when the Class II directors will next be elected by the Company’s stockholders.
Ms. Verhave has spent her entire career managing employer compensation and benefits. In April 2018, Verhave retired after ten years as executive vice president, global head of compensation and benefits at BNY Mellon, where she was responsible for the design and delivery of compensation and benefits for the company’s 50,000-person global workforce. From 1989 to 2008, Verhave held a number of human resources leadership positions at Fidelity Investments, including the role of executive vice president, global head of compensation and benefits from 2003 to 2008. Verhave currently serves as the chairwoman of the board for the National Business Group on Health, a non-profit association of more than 420 large, U.S. employers that provide health coverage for more than 50 million U.S. workers, retirees and their families.
Ms. Verhave’s compensation shall be consistent with the Company’s policy for incoming non-employee directors, which provides for (i) an annual cash retainer paid quarterly as described in more detail in the Company’s definitive proxy statement filed with the U.S. Securities and Exchange Commission on April 27, 2018, (ii) an initial award upon such individual’s first appointment to the Board, consisting of RSUs to acquire shares of Class B common stock calculated by dividing $210,000 by the closing price of the Class B Common stock on the date of grant of the RSUs, and (iii) an annual equity award consisting of RSUs to acquire shares of Class B common stock calculated by dividing $140,000 by the closing price of the Class B Common stock on the date of grant of the RSUs.
In connection with her appointment to the Board, Ms. Verhave will execute the Company’s standard form of indemnification agreement for directors. There are no arrangements or understandings between Ms. Verhave and any other persons pursuant to which Ms. Verhave was named as a director. Ms. Verhave is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.
Mr. Newell. On June 11, 2018, the Company announced that Derek Newell will step down from the Board of Directors and the office of President, effective June 11, 2018. The Company and Mr. Newell have agreed that Mr. Newell will continue to assist the Company in the role of Advisor to the Chief Executive Officer through September 30, 2018, at which time he will resign from employment.
In connection with these changes in Mr. Newell’s role, the Company and Mr. Newell have agreed to amend his employment offer letter dated January 3, 2017 to provide that upon Mr. Newell's resignation on September 30, 2018, Mr. Newell will be entitled to receive, in exchange for a release of claims, (i) acceleration of vesting of stock options to purchase approximately 283,800 shares of Company Class B Common Stock that correspond to stock options previously granted to Mr. Newell by Jiff, Inc. and (ii) benefits substantially similar to those provided under the Company’s standard form of Executive Severance Agreement, including (1) a cash payment equal to 15 months base salary and COBRA coverage and a right to receive 100% acceleration of his remaining unvested equity and (2) a cash payment equal to nine additional months base salary and COBRA coverage if an agreement for a corporate acquisition transaction is signed prior to December 31, 2018 and subsequently closes. In addition, Mr. Newell will have a period of six months following his resignation to exercise his outstanding vested stock options. The foregoing description is a summary and is qualified in its entirety by reference to the amended offer letter, a copy of which will be filed on the Company’s Form 10-Q for the quarter ending June 30, 2018.
On June 11, 2018, the Company issued a press release announcing these changes, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description
99.1	Press Release dated June 11, 2018, entitled “Castlight Health Announces Management & Board of Directors Changes”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Castlight Health, Inc.
Date: June 11, 2018
By: /s/ Siobhan Nolan Mangini
Siobhan Nolan Mangini
Chief Financial Officer